Exhibit 99.1

The Arena Group Reports Record Revenues and Audience Growth for Third Quarter of 2021

Third Quarter Revenues up 86% and Sports Audience Grows 166% Year-Over-Year;

Growth and Contribution Margin Demonstrates Business Model Effectiveness

NEW YORK – November 15, 2021 – TheMaven, Inc. operating under the brand name “The Arena Group” (OTCQX: MVEN), a tech-powered media company, today announced financial results for the three and nine-month period ended September 30, 2021.

2021 Financial and Operational Highlights

●	Total revenue increased 86% to $59.6 million in the third quarter of 2021 compared to $32.1 million in the third quarter of 2020.
●	Revenue for the first nine months of 2021 increased 50% to $127.9 million compared to $85.6 million, effectively matching the full-year 2020 revenue.
●	Advertising revenue increased 130% to $21.7 million in the third quarter of 2021 compared to $9.4 million in the third quarter of 2020, reflecting the improved monetization and efficiency of the Company’s unified technology platform.
●	The company ended the third quarter with recurring subscription revenue accounting for more than 50% of all revenues.
●	Magazine circulation revenue increased 102% to $26.0 million in the third quarter of 2021 compared to $12.9 million in the third quarter of 2020, reflecting higher subscriber levels and the diminishing effect of acquisition accounting adjustments from the commencement of Sports Illustrated media group operations in 2019.
●	Quarterly gross profit percentage doubled to 46% compared to 23% in the third quarter of 2020.
●	Net Loss, inclusive of a $7.3 million non-cash charge for exiting the Company’s New York City office lease, was $24.7 million, or $(0.10) per basic and diluted share for the quarter, compared to a net loss of $21.4 million, or $(0.55) per basic and diluted share, in the third quarter of 2020, a 68% improvement year-over-year.

Recent Business Highlights

●	The successful launch of the Sports Illustrated Sportsbook in September has provided robust content offerings for sports bettors and fantasy players nationwide, and the opportunity for fans to place bets in Colorado.
●	A strategic partnership in podcasting and audio with iHeartmedia, the leading audio and media company in America, kicked off during the third quarter of 2021

●	Since acquiring The Spun in June, monthly revenue has tripled to more than $2 million with expenses remaining relatively flat; its monthly audience has increased by 50% to more than 30 million users; and monthly page views have doubled to more than 110 million. The Company paid a net $7.4 million in cash as part of the purchase price for The Spun, and expects to recover this cash outlay from The Spun’s operations before the end of this year.
●	SI Swim executed a rebranding and pivot towards becoming a female lifestyle brand. As a result, revenues doubled over the same period in 2020 and impressions grew by more than 15 billion year-over-year.
●	The Arena Group’s social presence has expanded with video views across social platforms increasing to over 170 million, highlighted by two original series on Snap; a large presence on TikTok and the growth of its brands across Instagram.

Management Commentary

“Since I was asked to lead this business last September, the executive team and I have already achieved our initial goals to transform this company and make it a highly efficient, data driven, technology powered media company that could scale operations, grow audiences, expand margins and drive profitable growth,” said Ross Levinsohn, Chairman and Chief Executive Office of The Arena Group. “With a proven model, and tremendous momentum heading into 2022, we believe we will expand our footprint and business operations into new verticals, and new areas of growth including the launch of a commerce initiative and plans to enter both the NFT and Metaverse in the year ahead. With premium brands, award winning content and broad distribution reaching more than 120 million people every month, we are well positioned to grow in the fourth quarter of 2021, fiscal 2022 and beyond.”

“Over the past year, we have successfully expanded our sports vertical, anchored by Sports Illustrated, the most trusted brand in sports,” added Levinsohn. “Premium content delivered to multiple platforms and diversified revenue has helped us grow exponentially this year. Our sports vertical is the fastest growing media property in the United States, according to Comscore, growing unique visitors by 166% year-over-year. Importantly, our sports media vertical reached nearly 53 million monthly users according to Comscore in September. This impressive improvement in content, traffic, and monetization serves as the formula for additional verticals that we plan to pursue.”

“Our financial vertical, anchored by The Street.com, and featuring a robust, highly profitable subscription business, will follow this clear and proven roadmap,” continued Levinsohn. “We anticipate announcing several important developments about the future of this flagship product over the course of the coming weeks and months. In addition, we expect to expand into additional verticals in the same fashion, with the goal of launching new verticals over the next 16 months, all benefiting from our innovative and expert approach and our scalable technology platform.”

“In the first nine months of 2021, we have generated approximately $128 million in revenue, essentially matching our full-year revenue last year, demonstrating rapid growth,” added Levinsohn. “With accelerating momentum and continued optimization and growth of our traffic, we anticipate a meaningful improvement in profitability going forward. We have begun the process of uplisting to a national exchange, and while we do not control the timing or outcome of this process, we plan to move as quickly as possible.”

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Financial Results for the Three Months Ended September 30, 2021 Compared to the Three Months Ended September 30, 2020

Revenue was $59.6 million for the quarter, up 86% compared to $32.1 million. The increase was due to a 130% increase in advertising revenue to $21.7 million. The increase in advertising revenue was primarily due to additional revenue of approximately $6.8 million generated as a result of a doubling of advertising sponsorships of the Sports Illustrated Swim business and other growth in the Sports Illustrated media business, and approximately $5.5 million from the addition of The Spun, which was acquired during the second quarter of 2021. In addition, magazine circulation revenue increased by 102% to $26.0 million for the third quarter of 2021 reflecting a drive to increase subscribers in the fourth quarter of 2020 and the diminishing effect of acquisition accounting adjustments on the subscribers that existed when the Company began operating the Sports Illustrated Media Group in October of 2019. Other revenue (primarily licensing and e-commerce revenue) increased by 216% to $4.2 million during the third quarter of 2021 driven in part by an increase in advertising and sponsorships related to the SI Swim and other Sports Illustrated media businesses. These increases were partially offset by a 9% decrease in digital subscription revenue to $7.7 million for the third quarter of 2021, compared to approximately $8.5 million for the third quarter of 2020. Digital subscription revenue represented approximately 12.9% of total revenue in the third quarter of 2021 compared to 26.4% during the same period last year.

Gross profit was $27.4 million, representing a 46% gross profit percentage for the third quarter of 2021, which was double the gross profit percentage of 23% on gross profit of $7.4 million for the third quarter of 2020. For the three months ended September 30, 2021 and 2020, the Company recognized cost of revenue of approximately $32.2 million and approximately $24.7 million, respectively. The increase in cost of revenue of approximately $7.5 million is primarily related to:

●	printing, distribution, and fulfillment costs of approximately $3.4 million, reflecting increase production costs related the SI Swim issue and sponsorships;
●	payroll, stock-based compensation, and related expenses for customer support, technology maintenance, and occupancy costs of related personnel of approximately $2.6 million;
●	other costs of revenue related to SI Swim events of approximately $1.3 million; and
●	amortization of our platform of approximately $0.2 million.

Total operating expenses were approximately $49.8 million in the third quarter of 2021 compared to $21.2 million in the third quarter of 2020. The increase was due to a $7.3 million non-cash charge related to exiting the Company’s lease in its New York City office, a $4.2 million non-cash increase in stock-based compensation expense and a $9.4 million increase in circulation expenses tied to the increase of $13.1 million in magazine circulation revenue.

Net loss was $24.7 million, or $(0.10) per basic and diluted share for the third quarter of 2021, compared to a net loss of $21.4 million, or $(0.55) per basic and diluted share for the third quarter of 2020, a 82% improvement year over year.

Financial Results for the Nine Months Ended September 30, 2021 Compared to the Nine Months Ended September 30, 2020

Revenue was $127.9 million year-to-date, up 50% compared to $85.6 million. The increase reflects a diversification of revenue including a 61% increase in advertising revenue, a 57% increase in magazine circulation revenue, a 12% increase in digital subscription revenue and a 119% increase in other revenue.

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Gross profit for the nine months ended September 2021, was $44.0 million compared to $9.3 million during the same period last year. Total operating expenses were $111.3 million during this period, compared to approximately $64.8 million for the same period last year. However, of the $46.5 million increase in costs, $16.4 million were non-cash items including stock based compensation and a charge related to the exiting of our New York City lease, and $22.4 million was an increase in circulation expense, which was correlated to a $19.3 million increase in magazine circulation revenue.

Net loss was $70.8 million, or $(0.29) per basic and diluted share for the nine months ended September 30, 2021, compared to a net loss of $67.2 million, or $(1.72) per basic and diluted share for the prior year period.

Balance Sheet and Liquidity as of September 30, 2021

Cash and cash equivalents were $8.2 million as of September 30, 2021, compared to $6.7 million as of June 30, 2021 and $9.0 million as of December 31, 2020.

For the nine months ended September 30, 2021, net cash used in operating activities was approximately $8.3 million, as compared to $20.3 million in the prior year period, a $12.0 million improvement. The improvement was a result of a $42.9 million increase in cash received from customers (including payments received in advance of performance obligations) to $125.1 million in the nine months ended September 30, 2021 from $82.1 million in the prior year period, offset by a $30.5 million increase in cash paid (a) to employees, publisher partners, expert contributors, suppliers, and vendors, and (b) for revenue share arrangements and professional services and (c) cash paid for interest to $132.5 million in the nine months ended September 30, 2021 as compared $102.0 million for the nine months ended September 30, 2020.

For the nine months ended September 30, 2021, net cash used in investing activities was approximately $10.7 million, consisting primarily of: (a) approximately $7.4 million used to acquire The Spun; (b) approximately $0.3 million for property and equipment; and (c) approximately $3.0 million for capitalized costs for the Company’s platform; as compared to the nine months ended September 30, 2020, where net cash used in investing activities was approximately $4.3 million consisting primarily of: (x) approximately $0.3 million used for the acquisition of a business; (y) approximately $1.1 million for property and equipment; and (z) approximately $2.9 million for capitalized costs for the Company’s platform.

Conference Call

Management will host a conference call to discuss these results today at 5 p.m. ET. To access the call, please dial 888-506-0062 (toll free) or 973-528-0011 and if requested, reference conference ID 306741. The conference call will also be webcast live on the Investor Relations section of The Arena Group’s website at https://investors.thearenagroup.net/news-and-events/events.

Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company’s website for at least 90 days. A telephonic replay of the conference call will also be available from 7 p.m. ET on November 15, 2021 until 11:59 p.m. ET on November 29, 2021 by dialing 877-481-4010 (United States) or 919-882-2331 (international) and using the passcode 43643.

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About The Arena Group

The Arena Group, creates dynamic, digital destinations that delight consumers with stories and news about the things they love – their favorite sports teams, the inside scoop on personal finance, and the latest on lifestyle essentials. The Company’s robust media ecosystem brings together consumers, publishers and advertisers while harnessing the authority of trusted brands and the editorial prowess of leading writers and editors. For more on best-in-class capabilities in direct sales and programmatic advertising, data, SEO, social, and operations, visit www.thearenagroup.net.

Forward Looking Statements

This press release includes statements that constitute forward-looking statements. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, and include, for example, statements related to the expected effects on the Company’s business from the COVID-19 pandemic. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company products; the ability of the Company to expand its verticals; the Company’s ability to grow its subscribers; the Company’s ability to grow its advertising revenue; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that the Company could take to reduce operating costs; the inability of the Company to sustain profitable sales growth; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by theMaven, Inc. in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on 10-Q. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact

Rob Fink

FNK IR

Arena@fnkir.com

646.809.4048

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THEMAVEN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,227,840	$9,033,872
Restricted cash	500,809	500,809
Accounts receivable, net	19,519,147	16,497,626
Subscription acquisition costs, current portion	31,257,268	28,146,895
Royalty fees, current portion	15,000,000	15,000,000
Prepayments and other current assets	4,875,177	4,667,263
Total current assets	79,380,241	73,846,465
Property and equipment, net	668,663	1,129,438
Operating lease right-of-use assets	2,048,900	18,292,196
Platform development, net	8,011,707	7,355,608
Royalty fees, net of current portion	-	11,250,000
Subscription acquisition costs, net of current portion	18,682,545	13,358,585
Acquired and other intangible assets, net	57,817,905	71,501,835
Other long-term assets	692,021	1,330,812
Goodwill	22,861,872	16,139,377
Total assets	$190,163,854	$214,204,316
Liabilities, mezzanine equity and stockholders’ deficiency
Current liabilities:
Accounts payable	$9,443,576	$8,228,977
Accrued expenses and other	21,287,989	14,718,193
Line of credit	6,705,391	7,178,791
Unearned revenue	71,305,655	61,625,676
Subscription refund liability	4,379,364	4,035,531
Operating lease liabilities	282,011	1,059,671
Liquidated damages payable	11,765,706	9,568,091
Current portion of long-term debt	4,565,982	-
Warrant derivative liabilities	651,083	1,147,895
Total current liabilities	130,386,757	107,562,825
Unearned revenue, net of current portion	19,207,736	23,498,597
Restricted stock liabilities, net of current portion	521,621	1,995,810
Operating lease liabilities, net of current portion	1,972,165	19,886,083
Other long-term liabilities	8,072,442	753,365
Deferred tax liabilities	577,960	210,832
Long-term debt, net of current portion	58,718,289	62,194,272
Total liabilities	219,456,970	216,101,784
Commitments and contingencies (1)	-	-
Mezzanine equity:
Series G redeemable and convertible preferred stock, $0.01 par value, $1,000 per share liquidation value and 1,800 shares designated; aggregate liquidation value: $168,496; Series G shares issued and outstanding: 168,496; common shares issuable upon conversion: 188,791 at September 30, 2021 and December 31, 2020	168,496	168,496
Series H convertible preferred stock, $0.01 par value, $1,000 per share liquidation value; aggregate liquidation value $19,546,000 and $19,596,000; Series H shares designated: 23,000; Series H shares issued and outstanding: 19,546 and 19,596; common shares issuable upon conversion: 59,243,926 and 59,395,476 shares at September 30, 2021 and December 31, 2020, respectively	18,197,496	18,247,496
Total mezzanine equity	18,365,992	18,415,992
Stockholders’ deficiency:
Common stock, $0.01 par value, authorized 1,000,000,000 shares; issued and outstanding: 264,246,777 and 229,085,167 shares at September 30, 2021 and December 31, 2020, respectively	2,642,467	2,290,851
Common stock to be issued	10,809	10,809
Additional paid-in capital	182,787,419	139,658,166
Accumulated deficit	(233,099,803)	(162,273,286)
Total stockholders’ deficiency	(47,659,108)	(20,313,460)
Total liabilities, mezzanine equity and stockholders’ deficiency	$190,163,854	$214,204,316

(1)	Refer to Note 14 in the Company’s Quarterly Report on Form 10-Q for further information.

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THEMAVEN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$59,573,508	$32,089,993	$127,935,501	$85,593,786
Cost of revenue (includes amortization of developed technology and platform development for three months ended 2021 and 2020 of $2,241,243 and $2,089,286, respectively, and for nine months ended 2021 and 2020 of $6,565,600 and $6,348,619, respectively)	32,173,859	24,708,941	83,978,050	76,321,953
Gross profit	27,399,649	7,381,052	43,957,451	9,271,833
Operating expenses
Selling and marketing	22,712,193	9,928,901	55,122,357	27,698,182
General and administrative	23,023,883	7,172,175	44,230,360	24,852,891
Depreciation and amortization	4,055,432	4,053,184	11,981,998	12,276,990
Total operating expenses	49,791,508	21,154,260	111,334,715	64,828,063
Loss from operations	(22,391,859)	(13,773,208)	(67,377,264)	(55,556,230)
Other (expense) income
Change in valuation of warrant derivative liabilities	801,755	(517,405)	496,812	(134,910)
Change in valuation of embedded derivative liabilities	-	(2,370,000)	-	2,173,000
Interest expense	(2,512,637)	(4,253,180)	(7,695,317)	(12,169,315)
Interest income	-	1,116	471	4,499
Liquidated damages	(833,612)	(319,903)	(2,197,615)	(1,487,577)
Other expenses	-	(31,851)	-	(31,851)
Gain upon debt extinguishment	-	-	5,716,697	-
Total other expense	(2,544,494)	(7,491,223)	(3,678,952)	(11,646,154)
Loss before income taxes	(24,936,353)	(21,264,431)	(71,056,216)	(67,202,384)
Income taxes	229,699	-	229,699	-
Net loss	(24,706,654)	(21,264,431)	(70,826,517)	(67,202,384)
Deemed dividend on Series H convertible preferred stock	-	(132,663)	-	(132,663)
Net loss attributable to common stockholders	$(24,706,654)	$(21,397,094)	$(70,826,517)	$(67,335,047)
Basic and diluted net loss per common stock	$(0.10)	$(0.55)	$(0.29)	$(1.72)
Weighted average number of common stock outstanding – basic and diluted	252,811,058	39,186,432	244,209,151	39,177,864

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THEMAVEN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net loss	$(70,826,517)	$(67,202,384)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	333,891	536,729
Amortization of platform development and intangible assets	18,213,707	18,088,880
Loss on disposition of assets	862,442	105,123
Loss upon lease termination	7,344,655	-
Gain upon debt extinguishment	(5,716,697)	-
Amortization of debt discounts	1,533,537	4,899,625
Change in valuation of warrant derivative liabilities	(496,812)	134,910
Change in valuation of embedded derivative liabilities	-	(2,173,000)
Accrued interest	5,273,159	6,832,376
Liquidated damages	2,197,615	1,487,577
Stock-based compensation	21,688,226	11,185,953
Deferred income taxes	(229,699)	-
Other	(1,014,932)	(296,019)
Change in operating assets and liabilities net of effect of acquisitions:
Accounts receivable	(173,266)	4,893,512
Subscription acquisition costs	(8,434,333)	(11,053,054)
Royalty fees	11,250,000	11,250,000
Prepayments and other current assets	(78,347)	327,088
Other long-term assets	638,791	(376,142)
Accounts payable	1,214,599	(968,581)
Accrued expenses and other	5,566,243	(2,484,525)
Unearned revenue	5,389,118	2,871,080
Subscription refund liability	343,833	(169,693)
Operating lease liabilities	(2,448,282)	1,837,138
Other long-term liabilities	(692,255)	-
Net cash used in operating activities	(8,261,324)	(20,273,407)
Cash flows from investing activities
Purchases of property and equipment	(299,999)	(1,085,392)
Capitalized platform development	(3,016,924)	(2,885,788)
Payments for acquisition of businesses, net of cash acquired	(7,356,949)	(315,289)
Net cash used in investing activities	(10,673,872)	(4,286,469)
Cash flows from financing activities
Proceeds from long-term debt	-	11,702,725
Borrowings (repayments) under line of credit	(473,400)	3,328,431
Proceeds from common stock private placement	20,005,000	-
Proceeds from issuance of Series H convertible preferred stock	-	113,000
Proceeds from issuance of Series J convertible preferred stock	-	6,000,000
Payments of issuance costs from common stock private placement	(167,243)	-
Payment for taxes related to repurchase of restricted common stock	(70,238)	(322,778)
Payment of restricted stock liabilities	(1,164,955)	-
Net cash provided by financing activities	18,129,164	20,821,378
Net decrease in cash, cash equivalents, and restricted cash	(806,032)	(3,738,498)
Cash, cash equivalents, and restricted cash – beginning of period	9,534,681	9,473,090
Cash, cash equivalents, and restricted cash – end of period	$8,728,649	$5,734,592
Supplemental disclosure of cash flow information
Cash paid for interest	$896,580	$437,314
Cash paid for income taxes	-	-
Noncash investing and financing activities
Reclassification of stock-based compensation to platform development	$1,347,624	$1,259,163
Issuance of common stock in connection with professional services	125,000	-
Deferred cash payments in connection with acquisition of The Spun	905,109	-
Assumption of liabilities in connection with acquisition of The Spun	1,500	-
Debt discount on delayed draw term note	-	913,865
Restricted stock units issued in connection with acquisition of LiftIgniter	-	500,000
Assumption of liabilities in connection with acquisition of LiftIgniter	-	140,381
Restricted stock issued in connection with acquisition of Fulltime Fantasy	502,500	-
Deferred cash payments in connection with acquisition of Fulltime Fantasy	419,367
Deemed dividend on Series H convertible preferred stock	-	132,663

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